EXHIBIT 24-B

     [LETTERHEAD OF THE CINCINNATI GAS & ELECTRIC COMPANY]





                   CERTIFICATE OF ASSISTANT SECRETARY
                ----------------------------------


     I, JEROME A. VENNEMANN, an Assistant Corporate Secretary of The Cincinnati Gas & Electric Company, an Ohio corporation, DO HEREBY CERTIFY that the following is a true and correct copy of a resolution duly adopted by the Board of Directors of said corporation by unanimous written consent effective as of March 24, 1995, and that such resolutions have not been amended and are in full force and effect on the date hereof:


     RESOLVED, That each of J. Wayne Leonard, Group Vice President and Chief Financial Officer, William L. Sheafer, Treasurer, Cheryl M. Foley, Vice President, General Counsel and Corporate Secretary, and Jerome A. Vennemann, Assistant Corporate Secretary, with power to act without the others, is authorized to sign Registration Statements on Form S-3 or such appropriate form as may be required, including any amendments thereto as he or she may deem necessary, covering the Securities, on behalf of and as attorney-in-fact for the Chairman of the Board and Chief Executive Officer, Vice Chairman and Chief Operating Officer, President, any Vice President, the Treasurer, the Controller, or any Director of the Company, with full power of substitution, and hereby granting unto the above named individuals full authority to cause to be filed such Registration Statements with the Securities and Exchange Commission and to do such other acts as are necessary to be done as fully as this Board might do;



IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said corporation this 1st day of May, 1995.




                                     /s/ Jerome A. Vennemann
                                   ------------------------------
                                   Assistant Corporate Secretary